Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS FIRST QUARTER 2011 RESULTS

HAMDEN, CT – May 5, 2011 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three-month period ended March 31, 2011.  Summary results for the period are as follows:

	Three months ended March 31,
(in $000s, except EPS)	2011	2010	% change
Net sales	$20,694	$14,208	45.7%

Operating income	$2,788	$982	183.9%
Net income	$1,825	$629	190.1%
Diluted earnings per share	$0.19	$0.07	171.4%

“We are very excited by our first quarter results, which saw the highest quarterly sales and earnings per share figures in TransAct’s history,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies.  “It is a testament to the dedication of our employees and management, and we are proud of the work that has been accomplished.  Overall, this was a great start to the year and it positions us for a strong 2011.”

Mr. Shuldman continued, “Our strategy has been to grow our sales through new product launches and to expand our geographic penetration in the international gaming and casino market given the weak domestic casino environment we are in.  To that end, we launched our new EPICENTRAL™ software system and released our new thermal lottery printer for GTECH at the beginning of this year.  We are pleased to report our lottery printer sales to GTECH more than quadrupled from the first quarter of 2010 – leading the way to a record sales quarter.  In addition, during the first quarter of 2011, our international casino and gaming sales increased by 7%, led by 65% revenue growth in the international off-premise gaming market and 83% growth in the European casino printer market from the prior-year period.  Our success with our initiatives helped us to offset the weak domestic casino market; however, we believe our ship share in the domestic casino market remained at or above 50%.  In our banking and POS market, our sales increased by 5% as we benefited from printer sales to McDonald’s as they continue the rollout of their new POS system coupled with their combined beverage initiative, both of which are now expanding to McDonald’s international locations.   And finally, our TransAct Services Group revenue rose by 15% compared to the first quarter of 2010 primarily due to a 31% increase in sales of consumable products.  Lastly, our balance sheet remains solid, with $9.2 million in cash and no debt outstanding as of March 31, 2011.”

First Quarter 2011 Results

Revenue for the first quarter of 2011 was $20.7 million, an increase of 46% compared to $14.2 million in the prior-year period.  Gross margin for the first quarter of 2011 was 33.5%, compared to 36.5% in the prior-year quarter as the Company experienced a less favorable sales mix due to increased sales of lower-margin lottery printers and consumable products in the current period compared to the prior-year period.  Operating expenses were $4.1 million, a decrease of $0.1 million from the prior-year period.  Operating income improved to 13.5% of revenue in the first quarter of 2011, compared to 6.9% in the prior-year period, due to the leverage of higher sales combined with lower operating expenses.  The Company recorded net income in the first quarter of 2011 of approximately $1.8 million, or $0.19 per diluted share, compared to net income of approximately $0.6 million, or $0.07 per diluted share, in the prior-year period.

Commenting on the financial results, Steven A. DeMartino, President and Chief Financial Officer of TransAct Technologies said, “We were very pleased with our record quarterly financial results that were driven largely by significantly higher lottery printer sales.  Even though our gross margin percentage declined in the quarter due to the sales mix, we managed to lower our operating expenses and significantly increase our operating margin to 13.5% - demonstrating the powerful leverage of TransAct’s business model as sales increase.”

2011 Outlook

Looking ahead, TransAct continues to expect both revenue and earnings per share growth in 2011 compared to 2010.  Furthermore, based on the current backlog of orders, TransAct expects to see sales and earnings per share growth in the second quarter of 2011 as compared to the second quarter of 2010.

Liquidity and Capital Resources

As of March 31, 2011, TransAct had approximately $9.2 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.  During the first quarter of 2011, the Company repurchased 49,137 shares for approximately $0.5 million (average price of $11.06 per share) pursuant to its stock repurchase program.  Under TransAct’s $10 million repurchase program, the Company may repurchase the remaining $9.3 million in additional shares through May 2013.

Investor Conference Call / Webcast Details

TransAct will review detailed first quarter 2011 results during a conference call today at 5:00 PM EDT. The conference call-in number is 888-298-3502.  A replay of the call will be available from 8:00 PM EDT on Thursday, May 5 through midnight EDT on Thursday, May 12 by telephone at 877-870-5176; passcode 9360622.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming and government markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information on TransAct, visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on a sole source contract manufacturer for the assembly of a large portion of the Company’s products in China; dependence on ability to obtain competitive pricing and other terms from our contract manufacturer and other suppliers;  the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with the development, maintenance and marketing of the Company’s software products; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)	Three months ended March 31,
	2011	2010
Net sales	$20,694	$14,208
Cost of sales	13,762	9,019
Gross profit	6,932	5,189

Operating expenses:
Engineering, design and product development	769	745
Selling and marketing	1,519	1,583
General and administrative	1,856	1,879
	4,144	4,207
Operating income	2,788	982

Other income:
Interest, net	4	2
Other, net	15	6
	19	8

Income before income taxes	2,807	990
Income tax provision	982	361
Net income	$1,825	$629

Net income per common share:
Basic	$0.19	$0.07
Diluted	$0.19	$0.07

Shares used in per share calculation:
Basic	9,446	9,349
Diluted	9,702	9,522

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended March 31,
	2011	2010
Banking and point-of-sale	$2,462	$2,353
Casino and gaming	6,954	6,961
Lottery	7,542	1,656
TransAct services group	3,736	3,238
Total net sales	$20,694	$14,208

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
(In thousands)	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$9,195	$11,285
Receivables, net	14,679	10,864
Inventories	13,140	12,795
Deferred tax assets	1,705	1,705
Other current assets	584	403
Total current assets	39,303	37,052

Fixed assets, net	3,835	4,071
Goodwill	1,469	1,469
Deferred tax assets	784	789
Intangible and other assets, net	538	240
	6,626	6,569
Total assets	$45,929	$43,621

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$8,922	$8,342
Accrued liabilities	2,785	2,865
Deferred revenue	392	320
Total current liabilities	12,099	11,527

Deferred revenue, net of current portion	274	295
Deferred rent, net of current portion	387	393
Other liabilities	310	272
	971	960
Total liabilities	13,070	12,487

Shareholders’ equity:
Common stock	106	106
Additional paid-in capital	23,311	22,875
Retained earnings	18,762	16,937
Accumulated other comprehensive loss, net of tax	(61)	(69)
Treasury stock, at cost	(9,259)	(8,715)
Total shareholders’ equity	32,859	31,134
Total liabilities and shareholders’ equity	$45,929	$43,621